                                                                    Exhibit 12.1

               Computation of Ratios of Earnings to Fixed Charges



                                          Audio
                                      Communications
                                        Network Inc                           Muzak LLC
                                      (Predecessor    --------------------------------------------------------
                                        company)       Period from
                                     January 1, 1998   October 7,                                                  Three months
                                         through      1998 through                                                    ended
                                       October 6,      December 31,         For the Year ended December 31,          March 31,
                                          1998           1998        1999        2000        2001         2002        2003
                                     -----------------------------------------------------------------------------------------


Earnings to fixed charge
 calculation:

   Fixed charge calculation:

      Interest expense, including
       amortization of deferred
       financing fees                 $  2,520         $  1,033    $ 24,918    $ 39,818    $ 32,240    $ 28,532    $  6,569
       1/3 of rent expense                  75               31         997       1,284       1,260       1,329         326
                                      -------------------------------------------------------------------------------------
      Total fixed charges             $  2,595         $  1,064    $ 25,915    $ 41,102    $ 33,500    $ 29,861    $  6,895

  Earnings calculation:

      Net loss                        $ (3,428)        $ (1,147)   $(22,175)   $(45,438)   $(44,741)   $(30,985)   $ (6,408)
      Add: fixed charges                 2,595            1,064      25,915      41,102      33,500      29,861       6,895

      Total Earnings                  $   (833)        $    (83)   $  3,740    $ (4,336)   $(11,241)   $ (1,124)   $    487

      Ratio of earnings to cover
       fixed charges                     (0.32)x          (0.08)x      0.14x      (0.11)x     (0.34)x     (0.04)x      0.07x


